EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use of our reports dated March 30, 2012 relating to the consolidated financial statements of MAG Silver Corp. and the effectiveness of MAG Silver Corp.’s internal control over financial reporting appearing in this Annual Report on Form 40-F of MAG Silver Corp. for the year ended December 31, 2011.

March 30, 2012

/s/ “Deloitte & Touche LLP”

Vancouver, BC, Canada

     Independent Registered Chartered Accountants